REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of WesMark Funds:

In planning and performing our audit of the financial statements of WesMark Funds (the "Trust")
(comprised of WesMark Small Company Growth Fund, WesMark
Growth Fund, WesMark
Balanced Fund, WesMark Bond Fund and WesMark West Virginia Municipal Bond Fund) for the year ended January 31, 2005 (on which we have issued our report dated March 21, 2005), we
considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on
the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the
expected benefits and related costs of controls.  Generally, controls that are relevant to an audit
pertain to the entity's objective of preparing financial
 statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States
of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned
functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as
defined above as of January 31, 2005.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of WesMark Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
        March 21, 2005